Exhibit 99.1

Liberty Media Corporation Announces Expiration of Partial Tender Offer for Shares of Live Nation Common Stock

Englewood, Colorado—March 3, 2010.  Liberty Media Corporation (“Liberty”) announced today the expiration of its partial tender offer to purchase up to 34,200,000 shares of the common stock (NYSE: LYV) of Live Nation Entertainment, Inc. (“Live Nation”), together with the associated stock purchase rights, at a cash purchase price of $12.00 per share.  The tender offer expired at 5:00 p.m., New York City Time, on March 2, 2010.

As of the expiration of the tender offer, shareholders of Live Nation had tendered approximately 310,926 shares of common stock of Live Nation.  Pursuant to the terms of the tender offer, shares that were validly tendered and not validly withdrawn have been accepted for payment and Liberty will purchase such shares for $12.00 net per share in cash, without interest and less applicable withholding taxes.  Upon the acquisition of those shares validly tendered and not withdrawn, Liberty will increase its beneficial ownership of shares of Live Nation common stock from 14.3% to 14.5%.  Promptly following the verification by Live Nation’s transfer agent of the number of shares of Live Nation common stock validly tendered in the tender offer, the depositary will issue payment for such shares.

The information agent for the tender offer is D.F. King & Co., Inc. The depositary is Computershare Trust Company, N.A. For questions and information please contact the information agent toll free at 1-888-628-1041.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ: LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (NASDAQ: LSTZA, LSTZB), which includes Liberty Media’s interests in Starz Entertainment and ViaSat, Inc., and (3) the Liberty Capital group (NASDAQ: LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact: Courtnee Ulrich
Liberty Media Corporation
(720) 875-5420